Exhibit 10.15

HIBBETT, INC.
EXECUTIVE RESTRICTED STOCK UNIT AWARD AGREEMENT

NOTE: This document incorporates the accompanying Grant Letter, and together they constitute a single Agreement which governs the terms and conditions of your Award in accordance with the Hibbett, Inc. Amended and Restated 2015 Equity Incentive Plan.

THIS AGREEMENT (Agreement) is effective as of the Grant Date specified in the accompanying Grant Letter, by and between the Participant and Hibbett Retail, Inc., a subsidiary of Hibbett, Inc. (together with its subsidiaries (Company)).

A.The Company maintains the Hibbett, Inc. Amended and Restated 2015 Equity Incentive Plan (EIP or Plan).

B.The Participant has been selected by the committee administering the EIP (Committee) to receive a Restricted Stock Unit Award under the Plan.

C.Key terms and important conditions of the Award are set forth in the cover letter (Grant Letter) which was delivered to the Participant at the same time as this document. This Agreement contains general provisions relating to the Award.

IT IS AGREED, by and between the Company and the Participant, as follows:

1.    Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a) The Participant is the individual named in the Grant Letter.

(b) The Grant Date is the date of the Grant Letter.

(c) The Units means an award denominated in shares of the Company’s Stock as specified in the Grant Letter.

(d) The Restricted Period shall begin on the Grant Date and extend, with respect to successive installments of Units (if any), until the dates and/or events specified in the Grant Letter (including Schedule A).

Other terms used in this Agreement are defined pursuant to paragraph 8 or elsewhere in this Agreement.

2.    Award. Subject to the terms and conditions of this Agreement, the Participant is hereby granted the number of Units set forth in paragraph 1.

3.    Settlement of Awards. The Company shall deliver to the Participant one share of Stock (or cash equal to the Fair Market Value of one share of Stock) for each vested Unit, as determined in accordance with the provisions of Grant Letter and this Agreement. The Units payable to the Participant in accordance with the provisions of this paragraph 3 shall be paid solely in shares of Stock, solely in cash based on the Fair Market Value of the Stock (determined as of the first business day next following the last day of the Restricted Period), or in a combination of the two, as determined by the Committee in its sole discretion, except that cash shall be distributed in lieu of any fractional share of Stock.

4.    Time of Payment. Except as otherwise provided in this Agreement, payment of Units vested in accordance with the provisions of paragraph 5 will be delivered as soon as practicable after the end of the Restricted Period; provided that any cash payment or delivery of shares shall occur no later than the end of the calendar year during which the Restricted Period ends. To the extent required by Section 409A of the Code, in the event the Participant is a “specified employee” as provided in Section 409A(a)(2)(i) on the Date of Termination (as defined below), any amounts payable hereunder shall be paid no earlier than the first business day after the six month anniversary of the Date of Termination. Whether the Participant is a specified employee and whether an amount payable to the Participant hereunder is subject to Section 409A of the Code shall be determined by the Company.

5.    Vesting and Forfeiture of Units.

(a)    Units shall vest, and the Participant shall be entitled to settlement on Units, when the Restricted Period has ended. Except in the situations described below, if the Participant’s Date of Termination occurs during the Restricted Period, then Units shall be forfeited.

(b)    Units shall vest prior to the end of the Restricted Period, in the following situations:

(i)    Unless otherwise determined by the Committee in the Grant Letter, if the Participant’s Date of Termination occurs by reason of the Participant’s death, or Disability, then the Units vest as of the Participant’s Date of Termination. Notwithstanding the foregoing, if the Award is conditioned on the achievement of one or more performance objectives set forth in the Grant Letter, then the Participant shall become vested under this paragraph 5(b)(i) only upon Committee certification that the performance objectives have been achieved.

(ii)    Unless otherwise determined by the Committee in the Grant Letter, if the Participant’s Date of Termination occurs by reason of the Participant’s Retirement, then the Units vest upon the Committee’s certification of the achievement of one or more performance objectives set forth in the Grant Letter; provided that the Participant remains employed through the end of the fiscal year during which the performance objectives are measured.

(iii)    If (x) a Change in Control occurs prior to the end of the Restricted Period, (y) the Participant’s Date of Termination does not occur before the Change in Control date, and (z) the Committee determines to accelerate such vesting, then the Units vest as of the date of the Change in Control.

(c)    The Participant shall forfeit all unvested Units as of the date on which the Committee determines the Participant materially violated (A) the provisions of paragraph 10 below or (B) any non-competition agreement which the Participant may have entered into with the Company.

6.    Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts due to Participant) or make other arrangements for the collection of all legally required amounts necessary to satisfy such withholding or (b) require the Participant promptly to remit such amounts to the Company.

Subject to such rules and limitations as may be established by the Committee from time to time, the withholding obligations described in this Section 6 may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan, including shares of Stock to be settled under this Agreement.

7.    Transferability. Units may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the Units. Transfers at death are governed by paragraph 9(c) below.

8.    Definitions. For purposes of this Agreement, the terms used in this Agreement shall have the following meanings:

(a)    Change in Control. The term Change in Control shall mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (c) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 30% of the issued and outstanding Common Stock of the Company, or (d) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 50% of the outstanding shares of the surviving company after the transaction.

(b)    Date of Termination. The Participant’s Date of Termination shall be the day immediately prior to the first day on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence approved by the Participant’s employer.

(c)    Disability. The Participant shall be considered to have a Disability if he or she satisfies the definition contained in Section 409A(a)(2)(C) of the Internal Revenue Code and any applicable guidance issued thereunder.

(d)    Retirement. Retirement of the Participant shall mean, with the approval of the Committee, the occurrence of the Participant’s Date of Termination on or after the date the Participant attains age sixty-five (65), following at least five (5) years of service with the Company, or with the approval of the Committee, in conjunction with the pre-approved succession plan.

(e)    Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9.    Binding Effect; Heirs and Successors.

(a)    The terms and conditions of this Agreement shall be effective upon delivery to the Participant, with or without execution by the Participant.

(b)    This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(c)    If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated

Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.    Disclosure of Information. The Participant recognizes and acknowledges that the Company’s trade secrets, confidential information, and proprietary information, including customer and vendor lists and computer data and programs (collectively “Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Participant’s duties. The Participant will not, before or after his Date of Termination, in whole or in part, disclose such Confidential Information to any person or entity or make such Confidential Information public for any purpose whatsoever, nor shall the Participant make use of such Confidential Information for the Participant’s own purposes or for the benefit of any person or entity other than the Company under any circumstances before or after the Participant’s Date of Termination; provided that this prohibition shall not apply after the Participant’s Date of Termination to Confidential Information that has become publicly known through no action of the Participant. The Participant shall consider and treat as the Company’s property all memoranda, books, records, papers, letters, computer data or programs, or customer lists, including any copies thereof in human- or machine-readable form, in any way relating to the Company’s business or affairs, financial or otherwise, whether created by the Participant or coming into his or her possession, and shall deliver the same to the Company on the Date of Termination or, on demand of the Company, at any earlier time.

11.    Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons. Such powers or decision-making may be delegated, to the extent permitted by the Plan, to one or more of Committee members or any other person or persons selected by the Committee.

12.    Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall wholly incorporate and be subject to the terms of the Plan, a copy of which may be obtained from the Chief Financial Officer of the Company (or such other party as the Company may designate); and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

13.    No Implied Rights.

(a)    The award of Units will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

(b)    The Participant shall not have any rights of a shareholder with respect to the Units until shares of Stock have been duly issued following settlement of the Award as provided herein.

14.    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15.    Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

16.    Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Alabama without giving effect to the choice-of-law provisions thereof. The Circuit Court of the City of Birmingham and the United States District Court, Northern District of Alabama, Birmingham Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement. The parties hereby consent to the jurisdiction of such courts.

End of Exhibit 10.15